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                                                FILED PURSUANT TO RULE 424(b)(5)
                                                   REGISTRATION NUMBER 333-97697

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED NOVEMBER 20, 2002)


                                  7,372 SHARES

                             WASTE MANAGEMENT, INC.
                                  COMMON STOCK


         Our common stock is listed on the New York Stock Exchange under the trading symbol "WMI." On April 8, 2004, the last reported sale price of the common stock on the New York Stock Exchange was $30.17 per share.

         We are issuing the shares directly to a warrant holder upon exercise by such holder of a currently outstanding warrant. The warrant, originally issued in April 1996, entitled the holder to purchase 37,500 shares of our common stock at a purchase price of $24.625 per share. Pursuant to the terms of the warrant, the holder exercised by net settlement, meaning we withheld the number of shares necessary to pay the exercise price upon exercise as payment for the shares. Therefore, we will not receive any proceeds from the sale of the shares.


         INVESTING IN THE COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 4 OF THE PROSPECTUS DATED NOVEMBER 20, 2002.


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         WE EXPECT TO DELIVER THE SHARES AGAINST PAYMENT THEREFOR IN HOUSTON, TEXAS ON OR ABOUT APRIL 13, 2004.


                   Prospectus Supplement dated April 12, 2004